UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 8, 2005

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-564-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Background

In May 2004, Moody’s provided Radian Asset Assurance Inc. with an initial insurance financial strength rating of Aa3. Concurrently, and in anticipation of the merger of Radian Reinsurance Inc. with and into Radian Asset Assurance Inc., Moody’s downgraded the insurance financial strength rating of Radian Reinsurance Inc. from Aa2 to Aa3. As a result of this downgrade, two of the primary insurer customers of our financial guaranty reinsurance business had the right to recapture previously written business ceded to our financial guaranty reinsurance business. One of these customers agreed, without cost to or concessions by us, to waive its recapture rights. On November 8, 2004, the remaining primary insurer customer with recapture rights notified us of its intent to recapture, effective February 28, 2005, approximately $6.4 billion of par in force that it had ceded to Financial Guaranty through December 31, 2004, including $50.6 million of written premiums as of December 31, 2004, $3.9 million of which already had been treated as earned under accounting principles generally accepted in the United States of America and would be recorded as an immediate reduction of earned premiums at the time of the recapture. This return of unearned premiums would also require an increase in policy acquisition costs of $0.9 million. The aggregate result would be a reduction in pre-tax income of $4.8 million, or approximately $0.03 per share after tax. The amount of future lost premiums due to this recapture is expected to be approximately $129.7 million, which is made up of the unearned premium balance and the value of future installment premiums. The total approximate reduction in pre-tax income for 2005 including the immediate impact is expected to be $12.3 million or approximately $0.08 per share after tax. Despite the recapture, the primary insurer customer also informally advised us that, going forward, the customer intends to continue its reinsurance relationship with us on the same terms as before the May 2004 downgrade. This customer also had the right to recapture an additional $5.2 billion of par in force that it had ceded to our financial guaranty reinsurance business through December 31, 2004.

Update

By letter dated March 8, 2005, the primary insurer customer with the right to recapture $5.2 billion of par in force that it had ceded to our financial guaranty reinsurance business through December 31, 2004 agreed to waive those recapture rights without cost to or concessions by us. There are no remaining recapture rights with respect to the May 2004 Moody’s downgrade.

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All statements in this Form 8-K that address operating performance, events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements regarding the intent of the remaining primary insurer customer with respect to its relationship with us going forward and the anticipated approximate financial impact of the exercise of recapture rights are forward-looking statements that are subject to risks and uncertainties, some of which are beyond our control. You should also refer to the other risks discussed in documents filed by Radian with the SEC, including the factors detailed in our annual report on Form 10-K in the section immediately preceding Part I of that report. We do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements made in this Form 8-K to reflect new information or future events or for any other reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: March 9, 2005	By:	/s/ David L. Coleman
David L. Coleman
Vice President, Corporate & Securities Counsel